SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                Worldspace, Inc.
                                (Name of Issuer)

                Class A Common Stock, par value US$0.01 per share
                         (Title of Class of Securities)

                                    981579105
                                 (CUSIP Number)

                                  May 30, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 981579105                 13G/A              Page 2 of 13 Pages
-------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             3,455
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             3,455
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             3,455
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                             0.0%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                             PN
-------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G/A              Page 3 of 13 Pages
-------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Lone Balsam, L.P.
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES
                ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             7,584
OWNED BY
                ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING
                ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             7,584
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             7,584
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                             0.0%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                             PN
-------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G/A              Page 4 of 13 Pages
-------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Lone Sequoia, L.P.
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             6,336
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             6,336
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             6,336
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                             0.0%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                             PN
-------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G/A              Page 5 of 13 Pages

-------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Lone Pine Associates LLC
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             17,375
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             17,375
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             17,375
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                             0.1%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                             OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G/A              Page 6 of 13 Pages
-------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Lone Pine Capital LLC
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             78,635
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             78,635
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             78,635
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                             0.4%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                             IA
-------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G/A              Page 7 of 13 Pages

-------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              Stephen F. Mandel, Jr.
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             96,010
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             96,010
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             96,010
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                             0.5%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                             IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G/A              Page 8 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Worldspace, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2400 N Street, NW, Washington DC 20037.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the shares of Class A Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the shares of Class A Common Stock directly owned by it;

        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the shares of Class A Common Stock directly owned by it;

         (iv) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the shares of Class A Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;

          (v) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), a Cayman Island exempted company, with respect to the shares of Class A Common Stock directly owned by Lone Cypress;

        (vii) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Class A Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia and Lone Cypress.

               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

CUSIP No. 981579105                 13G/A              Page 9 of 13 Pages

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam and Lone Sequoia are limited partnerships organized under the laws of the State of Delaware. Lone Pine and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Class A Common Stock, par value US$0.01 per share (the "Class A Common Stock")

Item 2(e).     CUSIP Number:

     981579105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 981579105                 13G/A             Page 10 of 13 Pages

Item 4.   Ownership.

     A.   Lone Spruce, L.P.
          (a)  Amount beneficially owned: 3,455
          (b) Percent of class: 0.0% The percentages used herein and in the rest of Item 4 are calculated based upon the 21,533,737 shares of Class A Common Stock issued and outstanding as of March 31, 2006 as reported in the Company's 10-Q filed on May 12, 2006
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 3,455
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 3,455

     B.   Lone Balsam, L.P.
          (a)  Amount beneficially owned: 7,584
          (b)  Percent of class: 0.0%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 7,584
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 7,584

     C.   Lone Sequoia, L.P.
          (a)  Amount beneficially owned: 6,336
          (b)  Percent of class: 0.0%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 6,336
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 6,336

     D.   Lone Pine Associates LLC
          (a)  Amount beneficially owned: 17,375
          (b)  Percent of class: 0.1%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 17,375
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 17,375

     E.   Lone Pine Capital LLC
          (a)  Amount beneficially owned: 78,635
          (b)  Percent of class: 0.4%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 78,635
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 78,635

CUSIP No. 981579105                 13G/A              Page 11 of 13 Pages

     F.   Stephen F. Mandel, Jr.
          (a)  Amount beneficially owned: 96,010
          (b)  Percent of class: 0.5%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 96,010
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 96,010

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

CUSIP No. 981579105                 13G/A             Page 12 of 13 Pages

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  June 9, 2006

                          By:  /s/ Stephen F. Mandel, Jr.
                               --------------------------
                               Stephen F. Mandel, Jr., individually and (a) as Managing Member of Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P. and
                               (iii) Lone Sequoia, L.P.;
                               (b) as Managing Member of Lone Pine Capital LLC.

CUSIP No. 981579105                 13G/A             Page 13 of 13 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  June 9, 2006

                          By:  /s/ Stephen F. Mandel, Jr.
                               --------------------------
                               Stephen F. Mandel, Jr., individually and (a) as Managing Member of Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P. and
                               (iii) Lone Sequoia, L.P.;
                               (b) as Managing Member of Lone Pine Capital LLC.